Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(i)	Form S-8 No. 333-31911 pertaining to the 1995 Stock Option Plan of SRI/Surgical Express, Inc. (formerly Sterile Recoveries, Inc.);

(ii)	Form S-8 No. 333-67626 pertaining to the 1995 Stock Option Plan of SRI/Surgical Express, Inc.;

(iii)	Form S-8 No. 333-67618 pertaining to the 1998 Stock Option Plan of SRI/Surgical Express, Inc; and

(iv)	Form S-8 No. 333-123616 pertaining to the 2004 Stock Compensation Plan of SRI/Surgical Express, Inc.

of our report dated February 18, 2004, with respect to the financial statements and schedule of SRI/Surgical Express, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

March 20, 2006